Exhibit 99.1

News Release

Contact:	Stephen Allison
Gensym Corporation
781-265-7100

Gensym Releases Second-Quarter 2005 Results

Technology Advances with Continued Profitability

BURLINGTON, Mass., August 8, 2005 — Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $4,658,000, operating income of $15,000, and net income of $6,000, or $0.00 per diluted share, for the quarter ended June 30, 2005. For the corresponding quarter of 2004, Gensym had revenues of $4,399,000, operating income of $221,000 and net income of $190,000, or $0.02 per diluted share.

“We are pleased to achieve another quarter of profitability, making the past seven consecutive quarters profitable” said Kim Mayyasi, Gensym’s president and CEO. “Our revenue for the second quarter of 2005 was 6 percent above the comparable period from one year ago and our cash position improved to $3.5 million at June 30, 2005 compared to $3.2 million at March 31, 2005.

“While our second-quarter revenues were lower than expected, they were the highest for a second quarter in the past four years and my outlook for the remainder of 2005 remains optimistic. Our overall growth continues with year-to-date 2005 revenues 16 percent higher than the comparable period for 2004. The worldwide sales pipeline continues to grow with increasing activity levels in our sales channels across all geographic regions and in a wide range of vertical markets. Investments in our core platform, G2, are paying off with greater potential for rollouts among partners and customers. We are leveraging recently received recognition from leading industry analysts including Gartner, Inc., who positioned Gensym in the leader quadrant of their February 2005 report on business rule engines.

“With our strong investments in core technology we continue to achieve significant advancements. During the second quarter we released version 8.1 of our flagship G2 real-time rule engine platform. G2 8.1 adds the widely adopted Business Process Execution Language standard, or BPEL, for rapid creation and real-time execution of rule-driven processes. This extends G2’s leadership position for automating mission-critical decisions in real time and provides a valuable capability for the growing number of G2 users who are automating their real-time business and operational processes. G2 8.1 enhances visualization of important information for real-time decision making through a rich set of new 2D and 3D graphing options.

“Also during the second quarter we introduced Gensym’s first on-demand Web Service with the unveiling of G2-based webSCOR.com. Scheduled for commercial availability in September 2005, this supply-chain modeling and simulation tool enables on-demand collaboration via the Web for designers of supply networks, policies, and best practices. Our investment in webSCOR.com is a major step towards a comprehensive Web strategy including a mission-critical Web portal that I believe will be of widespread interest to the markets we serve.”

Management will hold a conference call to discuss the Company’s financial results for the quarter ended June 30, 2005 on Monday, August 8, 2005 at 4:00 p.m. (EDT). Individuals who wish to participate should call (866) 814-1918 or (703) 639-1362. A replay of the call will be available through Saturday, August 13, 2005 at (888) 266-2081 or (703) 925-2533. The access code is 750462.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation. All other trademarks are property of their respective owners.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited the intensely competitive market for rule engine systems, our history of operating losses and our ability to remain profitable, the possibility that stockholders may face an illiquid market for our securities, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	June 30 2005	December 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$3,460	$2,927
Accounts receivable, net	3,179	4,014
Other current assets	1,013	664

Total current assets	7,652	7,605

Property and equipment, net	704	918
Deposits and other assets	110	516

Total assets	$8,466	$9,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Other current liabilities	$2,154	$2,835
Deferred revenue	4,283	4,202

Total current liabilities	6,437	7,037

Long term deferred revenue	99	108
Capital lease obligations, net of current portion	217	263

Total stockholders’ equity	1,713	1,631

Total liabilities and stockholder’s equity	$8,466	$9,039

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Product	$1,744	$2,029	$4,038	$3,768
Services	2,914	2,370	5,763	4,687

Total revenues	4,658	4,399	9,801	8,455

COST OF REVENUES:
Product	106	338	255	479
Services	1,234	916	2,432	1,730

Total cost of revenues	1,340	1,254	2,687	2,209

Gross profit	3,318	3,145	7,114	6,246

OPERATING EXPENSES:
Sales and marketing	1,302	1,078	2,709	2,148
Research and development	981	889	2,018	1,746
General and administrative	1,020	957	2,160	1,937

	3,303	2,924	6,887	5,831

Operating income (loss)	15	221	227	415

OTHER INCOME (EXPENSE), NET	(1)	(12)	(6)	(65)

Income (loss) before provision for income taxes	14	209	221	350

PROVISION FOR INCOME TAXES	8	19	24	44

Net income (loss)	$6	$190	$197	$306

Basic earnings (loss) per share	$0.00	$0.03	$0.03	$0.04
Diluted earnings (loss) per share	$0.00	$0.02	$0.02	$0.04
Weighted average common shares outstanding, basic	7,280	7,179	7,272	7,151
Weighted average common shares outstanding, diluted	8,457	7,917	8,447	7,817